AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT dated this 15th day of May, 2012, by and between KIT DIGITAL, INC., a Delaware corporation with its headquarters located in Prague, Czech Republic (the “Employer”), and Barak Bar-Cohen, an individual resident of Princeton, New Jersey (the “Employee”).

WHEREAS, the Employee and the Employer entered into an Employment Agreement, dated July 1, 2011 (the “Employment Agreement”); and

WHEREAS, the Employee and the Employer desire to further amend the Employment Agreement, to cover, among other things, the Employee’s appointment as Interim Chief Executive Officer (“Interim CEO”) of the Employer, effective as of April 1, 2012 (the “Effective Date”); and

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties agree that the Employment Agreement, be amended and interpreted as follows (the Employment Agreement, as amended hereby, being hereinafter sometimes referred to as the “Agreement”):

1.          Interim Appointment. Effective as of the Effective Date and in lieu of the titles presently provided in the Employment Agreement, the Employee is appointed as Interim CEO of the Employer to serve in such capacity until the earliest of the following to occur: (A) his permanent appointment to the position of Chief Executive Officer of the Employer (“CEO”) by the Board of Directors of the Employer (the “Board”), (B) the appointment by the Board of another individual to serve as CEO in an interim or permanent capacity, and (C) his termination of employment as Interim CEO (the “Interim Period”). In such interim position, the Employee shall report directly to the Board, and shall have such duties and responsibilities and be granted such authority as are customarily imposed on a CEO, except to the extent otherwise set forth in the by-laws of the Employer and applicable controlling law or except as otherwise reasonably imposed upon him by the Board.

2.          Salary During Interim Period. During the Interim Period described in Paragraph 1 and in lieu of the amount provided in Section 3.1(a) of the Employment Agreement, the Employee’s salary shall be fixed at an annual rate of $500,000 subject to increase (but not reduction) as otherwise provided in Section 3.1(a) of the Agreement.

3.          Financing Bonus. Within 3 business days after the closing of a financing arrangement in which the Employer raises at least $25,000,000 in capital through the issuance of equity or debt obligations, the Employer shall pay to the Employee an interim bonus equal to $250,000 (the “Financing Bonus”). The Financing Bonus shall be in addition to any bonuses paid pursuant to Section 4 of the Amendment. The Financing Bonus shall be paid in lieu of, and in complete satisfaction of, any bonus the Employee may have been eligible to receive under Section 3.1(b) of the Employment Agreement for the calendar year ended December 31, 2011.

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4.          Bonus. During the Interim Period, the Employee’s annual bonuses referred to in the first and last sentences of Section 3.1(b) of the Employment Agreement shall be based upon a target bonus opportunity equal to 100% of his salary for each year (beginning effective January 1, 2012) during the Interim Period, payable in the manner and at the time specified by the Board for senior executive officers generally but no later than March 15 of the subsequent calendar year. The actual amount of the bonus payable by the Employer to the Employee shall be based upon the achievement of performance criteria to be established by the Board or the Compensation Committee of the Board, in its sole and absolute discretion. For avoidance of any doubt, the Employee’s target bonus opportunity for the calendar year ending December 31, 2012 shall be 100% of the sum of the actual base salary paid by the Employer to the Employee during the calendar year 2012 for the entire calendar year ending December 31, 2012 (including his actual base salary for the period from January 1, 2012 through March 31, 2012).

5.          Incentive Equity.

(a)          On the second business day following the filing of the Employer’s Quarterly Report on Form 10-Q for the period ended March 31, 2012 (the “Grant Date”), the Employer shall grant the Employee non-qualified stock options under the Employer’s 2008 Incentive Stock Plan, as amended (the “2008 Plan”) or any successor plan pursuant to which the Employer may grant options (collectively, the “Plan”) to purchase up to a number of shares of common stock of the Employer equal to $375,000, divided by the “fair value” of an option to purchase a single share of common stock of the Employer on the Grant Date determined in the manner used by the Employer for financial accounting purposes (the “Option Grant”). Each of the stock options included in the Option Grant shall give the Employee the right to acquire one underlying share at the closing price of the Employer’s common stock on NASDAQ on the Grant Date. The Option Grant shall vest in twelve (12) equal quarterly installments of eight and one-third percent (8 1/3%), the first installment to become exercisable on the last day of the three (3) month period immediately following the Grant Date (the “Initial Quarterly Vesting Date”), with an additional eight and one-third percent (8 1/3%) becoming exercisable on the last day of each of the eleven (11) successive three (3) month periods following the Initial Quarterly Vesting Date (the Initial Quarterly Vesting Date and each subsequent vesting date shall each be referred to as a “Vesting Date”); provided, however, that the Employee remains employed by the Employer on each Vesting Date. Notwithstanding the foregoing, the Option Grant shall become fully vested in the event that the Employee’s employment is terminated pursuant to Sections 4.5(c) or (f) (other than a termination by the Employee “for cause” under Section 4.4(d) of the Employment Agreement) of the Employment Agreement.

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(b)           On the Grant Date, the Employer shall grant the Employee under the 2008 Plan the right to receive a number of shares of common stock of the Employer equal to $375,000, divided by the closing price per share of the Employer’s common stock on the Grant Date (the “Restricted Stock Award”). The Restricted Stock Award shall vest and become payable in twelve (12) equal quarterly installments of eight and one-third percent (8 1/3%), the first installment to become vested and payable on the Initial Quarterly Vesting Date, with an additional eight and one-third percent (8 1/3%) becoming vested and payable on the last day of each of the eleven (11) successive three (3) month periods following the Initial Quarterly Vesting Date; provided, however, that the Employee remains employed by the Employer on each Vesting Date. Notwithstanding the foregoing, the Restricted Stock Award shall become fully vested and payable in the event that the Employee’s employment is terminated pursuant to Sections 4.5(c) or (f) (other than a termination by the Employee “for cause” under Section 4.4(d) of the Employment Agreement) of the Employment Agreement.

(c)          Section 3.1(d) of the Employment Agreement is amended to add the following paragraph to the end thereto: “To the extent the Employer maintains a share incentive plan, including but not limited to the 2008 Plan, for periods during the Interim Period after December 31, 2012, the Employee will be eligible to participate in such plan pursuant to the terms and conditions thereof to be aligned with the role and contributions by the Employee to the Employer as determined by the Board and/or the Compensation Committee of the Board, and any award granted thereunder will be governed by an award agreement to be entered into separately between the Employee and the Employer.”

(d)          The Employer agrees to cooperate with the Employee in connection with the establishment by the Employee of a Rule 10b5-1 stock trading plan at such time and under such circumstances as the Employer determines, in consultation with the Employer’s outside counsel, it would permissible for the Employee to establish such a plan under applicable law.

(e)          If and to the extent that the Employee is unable, by reason of any blackout period or other securities law restriction, to sell a sufficient number of shares of the Employer’s common stock to pay any federal, state, local or foreign income taxes required to be withheld upon exercise of any options, or upon the vesting or delivery of any shares of the Employer’s common stock, under any equity awards made by the Employer to the Employee, then the Employee shall be permitted to satisfy any such withholding obligation by (i) the delivery of fully vested shares of the Employer’s common stock then owned by the Employee or, (ii) if the Employee does not then own a sufficient number of fully vested shares of Employer common stock to satisfy such withholding obligations, by the Employer withholding shares otherwise deliverable to the Employee pursuant to the equity award, having a fair market value (based upon the closing price of a share of common stock of the Employer as reported on a consolidated basis for stock listed on NASDAQ or such other principal stock exchange or market on which those shares are then traded) on the date on which the taxable event resulting in such taxes being required to be withheld occurs, equal to the minimum statutory amount required to be so withheld. If the Employer determines that payment by the Employee of the withholding taxes pursuant to clause (ii) through the withholding of shares otherwise deliverable to the Employee pursuant to the award would have the same financial accounting consequences (including, without limitation, any affect that it might have on the Employer’s Cash EBITDA) to the Employer as would result if payment was made pursuant to clause (i) through the delivery of vested shares then owned by the Employee, then the Employee may elect to have the required withholding taxes paid in accordance with clause (ii) through the withholding of shares otherwise deliverable pursuant to the award even if the Employee owns a sufficient number of vested shares of Employer common stock to satisfy the withholding obligations.

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6.          Termination Pay.

(a)          For purposes of Section 4.4 of the Employment Agreement, the changes in the Employee’s duties and position under Section 1 hereof, shall not be deemed to constitute “for cause” .

(b)          Section 4.5(c) of the Employment Agreement is amended to define “Severance” as a period of twelve (12) months. Additional references to “Severance” throughout the Employment Agreement are similarly amended.

(c)          Section 4.5(g) of the Employment Agreement is amended to add the following sentence to the end thereto: “Notwithstanding the foregoing, in the event of a termination of employment under Sections 4.5(c) or 4.5(f), for a period of twelve (12) months from the date of termination of employment, the Employee shall be permitted to continue participation in, and the Employer shall maintain the same level of contribution for, the Employee’s participation in the Employer’s medical and dental insurance, in effect with respect to the Employee during the one (1) year prior to the termination of the Employee’s employment, or, if the Employer cannot provide such benefits because the Employee is no longer an employee, or the Employer otherwise determines to not provide such benefits under the Employer’s plans, a dollar amount equal to the after-tax cost to the Employee of obtaining such benefits (or substantially similar benefits).”

7.          Special Additional Provisions Relating Directly or Indirectly to the Employee’s Interim Appointments.

(a)          The Employer’s removal of the Employee as Interim CEO, other than (i) “for cause” under Section 4.5(e) of the Employment Agreement, (ii) by reason of the Executive’s disability, or (iii) the Employer’s appointment of the Employee as permanent CEO, shall constitute “for cause” under Section 4.4 of the Employment Agreement. For the avoidance of doubt, the appointment of any other person other than the Employee, as the permanent CEO of the Employer, shall constitute “for cause” under Section 4.4 of the Employment Agreement.

(b)          In the event there is a termination of Employee’s employment described in Sections 4.5(c) or (f) (other than a termination by the Employee “for cause” under Section 4.4(d) of the Employment Agreement) of the Employment Agreement:

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(i)          To the extent permitted by the relevant Employer plans, all outstanding Employer stock options then held by the Employee that are purely time-vested shall vest, and the Employee shall thereafter have the lesser of (i) three months from the date on which a termination of employment described in Sections 4.5(c) or (f) of the Employment Agreement occurs, or (ii) the date on which the stock options otherwise would have expired in accordance with its terms, to exercise the same (or, if less, the maximum period permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any guidance issued by the United States Treasury Department thereunder). To the extent any Employer plan does not permit such accelerated vesting or continued exercisability, the Employee shall be paid, in cash, within 30 days after such event, the excess of the aggregate fair market value of the shares of Employer stock subject to all of the affected stock options described in this Section 7(b) over such options’ aggregate exercise price.

(ii)         All restricted stock and restricted stock unit awards that are purely time-vested shall vest, and be released free from restriction (other than any restriction that may be imposed by law). For the avoidance of doubt, to the extent any portion of any restricted stock and restricted stock unit awards are subject to vesting, in whole or in part, based on the satisfaction of performance criteria, those restricted stock and restricted stock unit awards only shall become vested if and to the extent that the performance criteria have been satisfied, or to the extent otherwise provided in the applicable Plan or the award agreement evidencing the grant of such restricted stock or restricted stock unit awards.

8.          Other Terminations. In the event the Employee’s employment terminates under the Agreement, his entitlement to compensation, benefits and/or severance payments shall, except as otherwise provided in this Amendment, be determined as provided under the Employment Agreement.

9.          Future Contract. In the event the Employee is permanently named to the offices described in Paragraph 1, the parties agree to negotiate in good faith a new, restated employment agreement setting forth their respective rights and obligations with regard to the Employee’s employment in such capacities. However, if the parties are unable to agree on a new, restated employment agreement setting forth their respective rights and obligations with regard to the Employee’s employment in such capacities, the Agreement will continue in full force and effect.

10.         Miscellaneous.

(a)          The Employee shall be reimbursed for up to $5,000 per calendar year for association memberships.

(b)          Upon execution of this Amendment, the Employer and the Employee shall enter into an Indemnification Agreement in the form currently used for the members of the Board, which indemnification agreement shall be amended from time to time so as to be consistent with any amendments made to the Board’s indemnification agreements. The Employer shall request that the existing indemnification agreements be reviewed and revised by the Board as it may deem appropriate.

(c)          The last sentence of Section 3.1(e)(vii) of the Employment Agreement is amended to read as follows:

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“In addition, the Employer shall promptly pay in advance of final disposition of any action, suit or proceeding all reasonable expenses incurred by the Employee in connection with any matter as to which it could reasonably be expected to be entitled to indemnification hereunder. The Employee hereby undertakes and agrees to repay to the Employer any advances made pursuant to this Section 3.1(e)(vii) if and to the extent that it shall ultimately be found that the Employee is not entitled to be indemnified by the Employer for such amounts. Neither this Amendment nor the Agreement shall affect any indemnification or other rights and benefits afforded to the Employee by the Employer’s certificate of incorporation or by-laws. The Employer shall use commercially reasonable efforts to continue the Employee’s coverage under the directors’ and officers’ liability coverage maintained by the Employer, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Employer.”

(d)          The Employee shall be reimbursed for up to $35,000 in legal fees incurred in connection with the preparation and negotiation of this Amendment.

(e)          The Employer shall reimburse the Employee for up to $30,000 in expenses incurred by the Employee in moving his belongings and possessions, and his family, from Prague Czech Republic back to the United States in the event that the Employer moves its principal place of business to the United States during the Interim Period or during the period, if any, that the Employee is serving as the Employer’s permanent CEO.

(f)          The provisions of Sections 7.6, 7.8, 7.10, and 7.11 of the Employment Agreement are incorporated herein by reference, mutatis mutandis. This Amendment and any other documents executed by the parties on the date of this Amendment constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Amendment may not be amended orally, but only by an agreement in writing signed by the parties hereto.

11.         Effect of This Agreement on Employment Agreement Generally. Except as otherwise provided herein, the Employment Agreement shall continue in full force and effect. Further, in the case of doubt, the Employment Agreement shall prospectively be reasonably construed in a manner consistent with the intent of this Amendment.

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12.         Release. In consideration of the undertakings by the Employer pursuant to this Amendment, the Employee hereby releases the Employer, its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities, from any and all actions, causes of action, suits, controversies, claims, liabilities and demands whatsoever that the Employee may arguably have, or assert, with respect to any failures by the Employer prior to the date of this Amendment to comply with any requirements under the Employment Agreement or any equity or other award agreement between the Employer and the Employee, including without limitation, for or relating to (i) any failure to withhold or pay-over any withholding or income taxes imposed in the Czech Republic for the term of the Employee’s employment with the Employer prior to the date of this Amendment, (ii) any rights to any bonuses payable to the Employee for the calendar year ended December 31, 2011, (iii) the reimbursement by the Employer for relocation expenses to the Czech Republic, or (iv) any delays in the delivery of any shares under any equity award previously granted to the Employee, including without limitation any additional taxes or interest imposed under Section 409A of the Code.

13.         Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Amendment or the Employment Agreement to the contrary, the provisions of this Amendment and the Agreement shall be interpreted and applied in a manner that is consistent with Code Section 409A and any guidance issued by the United States Treasury Department thereunder. This means that, unless the parties shall otherwise agree, (i) to the extent that any amount payable in connection with the termination of the Employee’s employment cannot be paid until six months following such termination to avoid subjecting the Employee to the additional income taxes imposed under Code Section 409A, such payments will be so delayed and paid, with interest at the short-term applicable federal rate, as in effect at the date of termination of employment, in a single lump-sum payment six months thereafter and (ii) with respect to medical benefits and other welfare benefits, the Employee shall bear the full cost of such benefits for six months following such termination date and shall be reimbursed for costs that the Employee would not have otherwise incurred during such period in a single lump-sum payment six months thereafter (unless guidance issued by the United States Treasury Department permits benefit continuation through such six-month period), and the Employer shall continue to provide such benefits to the Employee and his eligible dependents for the period that they would otherwise have been provided, starting on the six-month anniversary of the termination date.

14.         Potential Section 280G Reductions.

(a)          Notwithstanding anything in this Amendment or the Employment Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Amendment or the Employment Agreement or otherwise (a “Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Employee (the “Net After-Tax Amount”) that the Employee would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

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(b)          Subject to the provisions of this Section 14 of the Amendment, all determinations required to be made under this Section 14 of the Amendment, including the Net After-Tax Amount, the Reduction Amount and the Payments that are to be reduced pursuant to Section 14(a) of the Amendment and the assumptions to be utilized in arriving at such determinations, shall be made by the accounting firm then engaged by the Employer to prepare the Employer’s U.S. federal income tax return (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A of the Code, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Payments be reduced if and to the extent that the Board or the Compensation Committee determines that such reduction would cause a violation of Section 409A of the Code or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee.

15.         The Employer and the Employee hereby acknowledge and agree that their entering into this Amendment is not associated with a Change in Control (as defined in the 2008 Plan) of the Employer.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused it to be executed, on the date indicated above.

KIT DIGITAL, INC

By	/s/ Daniel W. Hart
Daniel W. Hart
Director

EMPLOYEE

/s/ Barak Bar-Cohen
Barak Bar-Cohen

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